Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our reports dated February 15, 2006, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and the financial statements of
T. Rowe Price Variable Annuity Account, included in Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 033-83238) and Amendment No. 17 to the Registration Statement under the Investment Company Act of 1940 (Form N-4 No. 811-08724) and the related Statement of Additional Information accompanying the Prospectuses for the T. Rowe Price No-Load Variable Annuity and T. Rowe Price No-Load Immediate Variable Annuity.

                                                                   ERNST & YOUNG

Kansas City, Missouri
April 25, 2006